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KPMG


KPMG LLP
Chartered Accountants
Box 10426 777 Dunsmuir Street
Vancouver, BC  V7Y 1K3                                Telephone: (604) 691-3000
Canada                                                Telefax: (604) 691-3031
                                                      www.kpmg.ca



                   CONSENT OF INDEPENDENT CHARTERED ACCOUNTANT



We consent to the incorporation by reference in the Registration Statement on Form S-8 of Destiny Media Technologies Inc. (the "Company") of our report dated September 28, 2001, relating to the consolidated balance sheets of the Company as at August 31, 2001 and 2000, and the consolidated statements of operations, stockholders' equity (deficiency) and comprehensive loss, and cash flows for the period from August 24, 1998 (inception) to August 31, 2001, which appears in the registration statement on From 10-KSB of the Company filed with the Securities and Exchange Commission. Our report dated September 28, 2001 contains an explanatory paragraph that states that the Company has had no operating activities and no established source of revenue, which raises substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.



/s/ KPMG LLP
Charted Accountants


Vancouver, British Columbia
September 19, 2002




KPMG LLP, a Canadian owned limited liability partnership established under the laws of Ontario, is a member firm of KPMG International, a Swiss association